Exhibit 99.1

FOR IMMEDIATE RELEASE

Strategic Storage Trust IV Opens Second Newly Constructed

Facility in Greater Toronto Area

LADERA RANCH, Calif. – December 4, 2020 – Strategic Storage Trust IV, Inc. ("SST IV"), a public non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc., today announces it has opened a newly constructed self storage facility in Brampton, Ontario, Canada in partnership with SmartCentres Real Estate Investment Trust (“SmartCentres”), one of the largest REITs in Canada.

The new SmartStop® facility, located at 9910 Airport Road, is the second ground-up development in partnership with SmartCentres in the Greater Toronto Area and the 15th SmartStop branded location in that market.

“We are delighted to open a second SmartStop facility in partnership with SmartCentres in the Greater Toronto Area,” said H. Michael Schwartz, Chairman and CEO of SST IV.  “Our joint venture relationship with SmartCentres has continued to be productive as we expand the SmartStop® Self Storage brand in the Toronto region. SmartCentres’ great locations and our joint understanding of the needs of the local community have allowed us to develop a facility designed to meet the needs of customers and businesses in this market in the months and years to come.”

This new, state of the art facility has approximately 1,050 units and 101,000 square feet of storage space. Conveniently located in Brampton on Airport Road near both Walmart and Home Depot, this SmartStop facility will serve the communities of Brampton, Deerfield, Bramalea, Valley Creek and Castlemore. The four-story property offers customers a variety of amenities including fully climate controlled units, state-of-the-art security systems, elevators and more.

“Our partnership with SmartStop continues to grow across Canada.  With our portfolio of strategically located real estate and SmartStop’s expertise in self storage management, our partnership represents a huge opportunity for both SmartStop and SmartCentres. This aligns very nicely with our $12.1 billion transformational redevelopment program which, in addition to self storage, includes rental apartments, condos, seniors’ residences, hotels, retail and office,” said Mitchell Goldhar, Executive Chairman, SmartCentres.

About SmartStop Self Storage REIT, Inc.

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 390 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including SST IV and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.7 billion of real estate assets under management, including an owned and managed portfolio of 149 properties in 19 states and Toronto, Canada and comprising approximately 100,000 units and 11.3 million rentable square feet. SmartStop and its affiliates own or manage 15 operating self storage properties in the Greater Toronto Area, which total over 12,000 units and 1.3 million total rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

About Strategic Storage Trust IV, Inc.

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV wholly owns 24 self storage facilities comprising approximately 18,000 self storage units and 2 million net rentable square feet of storage space, as well as two operating properties and three parcels of land under development in joint ventures in the Greater Toronto Area with SmartCentres.

About SmartCentres

SmartCentres Real Estate Investment Trust is one of Canada’s largest fully integrated REITs, with a best-in-class portfolio featuring 166 strategically located properties in communities across the country.   SmartCentres has $10.4 billion in assets and owns over 34.2 million square feet of income producing value-oriented retail space with 97.4% occupancy, on 3,500 acres of owned land across Canada.

SmartCentres continues to focus on enhancing the lives of Canadians by planning and developing complete, connected, mixed-use communities on its existing retail properties. A publicly announced $12.1 billion intensification program ($5.5 billion at SmartCentres' share) represents the REIT’s current major development focus on which construction is expected to commence in the next five years. This intensification program consists of rental apartments, condos, seniors’ residences and hotels, to be developed under the SmartLiving banner, and retail, office, and storage facilities, to be developed under the SmartCentres banner.

SmartCentres' intensification program is expected to produce an additional 59.3 million square feet (27.9 million square feet at SmartCentres’ share) of space, 27.1 million square feet (12.3 million square feet at SmartCentres’ share) of which has or will commence construction within the next five years. From shopping centres to city centres, SmartCentres is uniquely positioned to reshape the Canadian urban and urban-suburban landscape.

For more information, visit www.smartcentres.com.

Contacts:

Mark Barbalato

FTI Consulting

212.850.5707

mark.barbalato@fticonsulting.com